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                                                                  EXHIBIT 10.2

March 15, 1999

Mr. Bruce Hayden
3396 Fallen Wood Cove
Collierville, Tennessee 38017

Dear Bruce:

As follow-up to our conversation late last week, UroCor is pleased to extend you an offer to join the company as Senior Vice President, Chief Financial Officer, effective April 12, 1999. This position will report both to Mike George and myself.

Initial annual base salary will be $185,000 paid on a bi-weekly basis. At the conclusion of 12 months, you will be eligible for a performance and compensation review. A bonus opportunity of 30% of base salary will be available based on corporate performance to revenue, operating income and cash flow objectives. This bonus program is paid based on full year performance and will be prorated based on number of months in the position. From an incentive stock option perspective, you will be eligible for 75,000 shares. These shares will vest equally over a 4 year period in 12 month increments (i.e. 25% per year). The price for these options will be based on the closing price of UroCor's stock on April 12, 1999. The exercise period will be 10 years.

From a re-location perspective, as we discussed, UroCor will make available up to $7,500 for physical moving expenses, up to $25,000 in selling expenses and up to $5,000 in buying expenses. Additionally, UroCor will make available up to 3 months of temporary living expenses.

UroCor also has a 401K program which provides for a 50% match up to 6% of an employees base (available after first 12 months). Further, the Company has a stock purchase plan which allows employees to acquire stock at 15% below market price. The company also has a standard medical, dental and life insurance program. The details of this plan will be provided shortly. We allow 3 weeks vacation for years 1-5 of employment and 4 weeks vacation after 6 years.

As with all employees, your employment is "at will", and as such, this offer does not represent a contract. Your first 90 days of employment are considered an introductory period. As discussed, UroCor has a Change in Control provision which provides for 18 months protection. In the unanticipated event of termination without cause, the Company would provide up to 9 months base salary. Every employee is required to sign a Confidentiality and Non-Compete Agreement with UroCor at the time of employment. Last, this offer will need to be ratified by UroCor's Board of Directors.

Bruce, I am very excited about the prospect of your joining UroCor and believe you will make a significant impact throughout the organization. If you have questions, please do not hesitate to contact me at (405) 290-4110.

Sincerely,

/s/ William A. Hagstrom

William A. Hagstrom
Chairman of the Board
and Chief Executive Officer